Exhibit 21

SUBSIDIARIES OF HEXCEL CORPORATION

DOMESTIC:
1.	ACM Holdings Corporation (Delaware)
2.	CS Tech-Fab Holding, Inc. (Delaware)
3.	Hexcel Beta Corp. (Delaware)
4.	Hexcel Far East (California)
5.	Hexcel Foundation (California)
6.	Hexcel International (California)
7.	Hexcel LLC (Delaware)
8.	Hexcel Omega Corporation (California)
9.	Hexcel Pacific Rim Corporation (California)
10.	Hexcel Pacific Rim Corporation (Delaware)
11.	Hexcel Pottsville Corporation (Delaware)
12.	Hexcel Reinforcements Corp. (Delaware)
13.	Hexcel Reinforcements Holding Corp. (Delaware)
14.	Hexcel Technologies Inc. (Delaware)

FOREIGN:
1.	Hexcel Asia Pacific Trading Limited (Hong Kong)
2.	Hexcel Chemical Products Limited (UK)
3.	Hexcel-China Holdings Corp. (Mauritius)
4.	Hexcel Composites GmbH (Austria)
5.	Hexcel Composites GmbH (Germany)
6.	Hexcel Composites GmbH & Co. KG (Austria)
7.	Hexcel Composites Limited (UK)
8.	Hexcel Composites SAS (France)
9.	Hexcel Composites Sdn. Bhd. (Malaysia)
10.	Hexcel Composites S.L. (Spain)
11.	Hexcel Composites S.P.R.L. (Belgium)
12.	Hexcel Composites S.r.l. (Italy)
13.	Hexcel do Brasil Servicos S/C Ltda (Brazil)
14.	Hexcel Europe Limited (UK)
15.	Hexcel Fibers S.L. (Spain)
16	Hexcel Financing Luxembourg S.à.r.l.
17.	Hexcel Foreign Sales Corporation (Barbados)
18.	Hexcel Holding B.V. (Netherlands)
19.	Hexcel Holding GmbH (Austria)
20.	Hexcel Holdings Denmark ApS (Denmark)
21.	Hexcel Holdings Hong Kong Limited (Hong Kong)
22.	Hexcel Holdings Luxembourg S.à r.l. (Luxembourg)
23.	Hexcel Holding Spain, S.L. (Spain)
24.	Hexcel Holdings SASU (France)
25.	Hexcel Holdings (UK) Limited (UK)
26.	Hexcel Japan K. K. (Japan)
27.	Hexcel LLC Luxembourg SCS
28.	Hexcel LLP (UK)
29.	Hexcel Overseas (UK)
30.	Hexcel Reinforcements Holding Corp. Luxembourg SCS
31.	Hexcel Reinforcements SASU (France)
32.	Hexcel SASU (France)
33.	Hexcel (Tianjin) Composites Material Co., Ltd.
34.	Hexcel (UK) Limited (UK)
35.	Société de Technologies Appliquées aux Matériaux SARL (France)